Exhibit 99.r.2

The Tokarz Group Advisers LLC

MVC Capital, Inc.

Preamble to Code of Ethics

(as amended April 4, 2017)

PURPOSE

While affirming its confidence in the integrity and good faith of each of its employees, officers and directors, MVC Capital, Inc. (the “Fund”) and The Tokarz Group Advisers LLC (the “Adviser”) recognize that knowledge of present or future fund portfolio transactions and, in certain instances, the power to influence Fund or Client portfolio transactions made by or for the Fund or any other Client, may place such individuals, if they engage in Personal Securities Transactions (as defined below - see Definitions) in securities which are eligible for investment by the Fund or any other Client, in a position where their personal interest may conflict with that of the Fund or another Client.

In view of the above and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other regulations and legal considerations, the Fund and the Adviser have determined to adopt this Joint Code of Ethics (the “Code”) to specify and prohibit certain types of transactions which would create conflicts of interest (or at least the potential for the appearance of conflicts of interest), and to establish reporting requirements and enforcement procedures.

Certain terms used herein are defined in Article X.

SCOPE

The attached Code applies to each individual deemed to be an “Access Person” (as defined in the Code - see Definitions) and to certain employees.  This effectively includes any individual who makes investment decisions or supports the investment process regarding marketable securities, as well as certain other employees of the Fund or the Adviser, as defined in the Code.  The attached Code only applies to employees of the Adviser and/or directors of the Fund.  Employees of PPC Enterprises, LLC (“PPC”) that are Access Persons of the Adviser or the Fund (“PPC/Adviser Access Persons”), in lieu of being subject to this Code, shall be subject to the supplemental code of ethics (the “Supplemental Code”) (attached as Appendix G), which is incorporated as part of this Code.  The Supplemental Code shall mean the code of ethics which applies only to employees of PPC Enterprises LLC who are deemed Access Persons of the Adviser of the Funds.

PROCEDURE

For All Access Persons

Provide the Code to all Access Persons within ten (10) business days of their start of employment with the Fund or the Adviser.  Access Persons, except directors of the Fund who are not “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act (each, an “Independent Director”), must execute and deliver an Acknowledgement (last page of the Code), along with a completed Initial Security Holdings Report, to the Chief Compliance Officer within 10 business days.

For Annual Review or Code Revisions

Distribute the Code and the Annual Security Holdings Report to all Access Persons annually or upon the occurrence of revisions made to the Code.  Access Persons, except Independent Directors, must execute and deliver an Acknowledgement, along with a completed Annual Security Holdings Report, to the Chief Compliance Officer within 30 days of the end of each calendar year.

The Tokarz Group Advisers LLC

MVC Capital, Inc.

Joint Code of Ethics

(as amended April 4, 2017)

I.  PURPOSE AND CONSTRUCTION

This Joint Code of Ethics (the “Code”) is adopted by MVC Capital, Inc. (the “Fund”) and The Tokarz Group Advisers LLC (the “Adviser”) in order to set forth a formal policy with regard to conduct by its officers, directors and employees, and to comply with and prevent violations of Section 17 of the Investment Company Act, Section 15(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  Attached at Appendix A is the Fund’s and the Adviser’s Joint Insider Trading Policy Supplement, which is designed to ensure the Adviser’s compliance with Section 204A of the Advisers Act.  The focus of this Code is to set forth the standards of ethical conduct expected from employees, officers and directors, and the restriction or prevention of some investment activities by persons with access to certain information that might be harmful to the interests of the Fund or which might enable such persons to profit illicitly from their relationship with the Fund.

II.  STATEMENT OF GENERAL ETHICAL PRINCIPLES

Individuals covered by this Code will at all times conduct themselves with integrity and distinction, putting first the interests of the Fund and the Adviser’s other Clients (as defined below).

The Code is based on the principle that the individuals covered by this Code owe a fiduciary duty to the Fund and its stockholders and the Adviser’s other Clients to conduct their Personal Securities Transactions in a manner which does not interfere with Fund portfolio transactions or any Client transactions (as applicable) and in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility; or otherwise take inappropriate advantage of such person’s position in relation to the Adviser, the Fund or any other Client.  Individuals covered by this Code must adhere to this general principle as well as comply with the Code’s specific provisions.  It bears emphasis that mere technical compliance with the Code’s procedures will not insulate from scrutiny those activities which show a pattern of abuse of the individual’s fiduciary duties to the Fund and the Adviser’s other Clients.

III.  RESTRICTIONS

A.                                    Nondisclosure of Information

An Access Person shall not divulge contemplated or completed securities transactions of the Fund or any other Client of the Adviser to any person, except: (i) in connection with the performance of his or her duties; or (ii) when (a) the person receiving such information has agreed (either orally or in a signed non-disclosure agreement with the Fund or the relevant Client of the Adviser) to keep the information confidential and to prohibit the disclosure and use of the information in contravention of federal and state securities laws and (b) the Chief Compliance Officer has given advance authorization of such disclosure, in writing.  This prohibition shall not apply if such information previously has become a matter of public knowledge.  In the case of an oral agreement to keep information confidential as in (ii)(a) above, the

Chief Compliance Officer will maintain a record of such agreement.

B.                                    Section 17(d) Limitations With Respect to the Fund

No Affiliated Person of the Fund, acting as principal, shall effect any transaction in which the Fund, or a company controlled by the Fund, is a joint or a joint and several participant with such person, or any Affiliated Person of them, in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may prescribe under Section 17(d) of the Investment Company Act for the purpose of limiting or preventing participation by the Fund or controlled companies on a basis different from or less advantageous than that of such other participant.

C.                                    Proscribed Activities under Rule 17j-1(b) With Respect to the Fund

Rule 17j-1(b) under the Investment Company Act provides as follows:

It is unlawful for any affiliated person of or principal underwriter for the Fund, in connection with the purchase or sale, directly, or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.                                      To employ any device, scheme or artifice to defraud the Fund;

2.                                      To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.                                      To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.                                      To engage in any manipulative practice with respect to the Fund.

Any violation of Rule 17j-1(b) shall be deemed to be a violation of this Code.

D.                                    Covenant to Exercise Best Judgment

An Advisory Person shall act on his or her best judgment in effecting, or failing to effect, any Fund transaction, and such Advisory Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Fund portfolio transactions.

E.                                    Limitations on Personal Securities Transactions

1.                                      No Personal Securities Transactions Without Prior Approval

No Access Person (except for the Independent Directors) or Employee shall engage in a Personal Securities Transaction in a Security (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) without Pre-Clearance (as defined below).  The Chief Compliance Officer may not pre-clear his or her own Personal Securities Transactions.  The Chief Compliance Officer’s Personal Securities Transactions are subject to Pre-Clearance by the Chief Financial Officer of the Adviser and the Fund.

(a)                                 Except as provided in paragraphs (b), (c) and (d) of this Section III.E.1, prior to effecting any Personal Securities Transaction any Access Person (except for the Independent Directors) or Employee shall secure Pre-Clearance as follows:

•                  Notify the Chief Compliance Officer of the proposed transaction, including the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction.

•                  The Chief Compliance Officer, or his or her designee, shall, after investigation, determine that such proposed transaction would, may, or would not be consistent with the specific limitations of Section III.E. herein, and with this Code generally.  The conclusion of the Chief Compliance Officer, or his or her designee, shall be promptly communicated to the Access Person making the request.

•                  The Chief Compliance Officer, or his or her designee, shall make written records of actions under this Section, which records shall be maintained and made available in the manner required by Rule 17j-1(f).

(b)                                 Personal Securities Transactions need not receive the Pre-Clearance of the Chief Compliance Officer prior to disposition of a Security if the Security is not:  (i) issued by (or was not at the time of purchase) a portfolio company or a subsidiary of a portfolio company of the Fund, any of the Fund’s subsidiaries or any fund or account managed by the Adviser; or (ii) being considered for purchase or sale for the portfolio of the Fund or any other Client of the Adviser within the following 15 days.  However, a disposition of a Security need not receive Pre-Clearance under (i) if the Fund or account managed by the Adviser is also exiting the investment at the same time and under the same economic terms as the Access Person.

(c)                                  Personal Securities Transactions in the following securities do not require prior approval pursuant to this section:

(i)                                     Purchases or sales of securities issued by the United States, provided, that transactions in securities that are indirect obligations of the U.S. Government such as securities of the Federal National Mortgage Association are not exempted;

(ii)                                  Purchases or sales of shares of registered open-end investment companies, except for shares of exchange-traded funds (“ETFs”);

(iii)                               Purchases or sales of banker’s acceptances or bank certificates of deposit;

(iv)                              Purchases or sales of commercial paper and high quality short-term instruments, including repurchase agreements; or

(v)                                 Purchases or sales of publicly-traded securities, except for (A) securities of an issuer whose securities are also owned by the Fund or any other Client of the Adviser, (B) securities issued by the Fund itself and (C) those securities listed on a restricted trading list maintained by the Chief Compliance Officer from time to time.

(d)                                 Transactions by Access Persons or Employees in shares of the Fund may be effected without prior approval pursuant to this section if such purchases or sales of shares of the Fund are conducted during an authorized open trading period, as determined in advance by the Chief Compliance Officer or the Fund’s Board of Directors.  Transactions by Access Persons or Employees in the senior notes of the Fund issued in February and May 2013 (the “Senior Notes”) may be effected without prior approval pursuant to this section at any time unless a determination is made by the Chief Compliance Officer, in consultation with Fund counsel, to place such notes on the restricted trading list.  Absent prior approval pursuant to this section, an Access Person or Employee may only enroll in a, or modify an existing, dividend reinvestment plan with respect to Fund shares during an open trading period.

2.                                      Limitations Related To Time of Transactions

(a)                                 No Access Person (except for the Independent Directors) or Employee shall engage in a Personal Securities Transaction involving any Security, which, with respect to the Fund or any other Client of the Adviser, has been purchased or sold within the most recent “buy” or “sell” order; provided however, Access Persons’ or Employees’ purchase or sale of securities issued by the Fund shall not be prohibited by the Fund’s implementation of a share buy-back program as approved by the Fund’s Board of Directors so long as any such purchase or sale is in accordance with the procedures set forth in Section III.E.1 and not in contravention to the law.

(b)                                 No Access Person (except for the Independent Directors) or Employee who is a portfolio manager or analyst shall engage in a Personal Securities Transaction involving any Security being considered for purchase or sale for the portfolio of the Fund or any other Client of the Adviser within the following 7 days.

(c)                                  Paragraphs (a) and (b) above shall not apply if any such Security is purchased or sold solely by a fund which tracks the performance of an Index, in which case such Security may be purchased or sold on any day except a day on which the Fund or other Client of the Adviser is trading in such security.

(d)                                 The following Personal Securities Transactions are not subject to the limitations set forth in Paragraphs (a) and (b):

(i)                                     Purchases or sales effected in any account over which the person has no direct or indirect influence or control (excluding accounts over which the Access Person has joint control or ownership together with another person);

(ii)                                  Purchases or sales of securities which are not eligible for purchase or sale by the Fund or any other Client of the Adviser;

(iii)                               Purchases pursuant to an automatic dividend reinvestment plan;

(iv)                              Purchases effected upon the exercise or rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3.                                      Limited Offering and Initial Public Offering Limitations

(a)                                 Investment Personnel of the Fund and the Adviser shall not engage in any Personal Securities Transaction that involves a Limited Offering of Securities or Initial Public Offering without the express prior approval of the Chief Compliance Officer or his or her designee in accordance with the procedures set forth in Section III.E.7.  In reviewing any such approval request, the Chief Compliance Officer, or his or her designee, shall consider, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders or the Clients of the Adviser and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Fund or the Adviser.

(b)                                 Investment Personnel of the Fund and the Adviser who have received approval as set forth above and who continue to hold the Security acquired in such Limited Offering or Initial Public Offering, shall disclose any such continuing investment to the Chief Compliance Officer, or his or her designee, if and when they should become involved in any subsequent consideration of an investment in the same issuer for the portfolio of the Fund or any other Client of the Adviser.  In such case the decision to invest in the Securities of such an issuer shall be subject to the approval of the Chief Compliance Officer, or his or her designee.

(c)                                  The Chief Compliance Officer, or his or her designee, shall make written records of actions under this Paragraph.

4.                                      Rule 144 and Section 16(b) Limitations

(a)                                 Under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the amount of a given Fund Security that a Fund director, officer or affiliate can sell in an any three-month period is limited to the greater of (i) one percent of the outstanding shares or other units of that Security’s class, or (ii) the average weekly trading volume of that Security during the four calendar weeks preceding the filing of a Form 144 for such a sale (or if a Form 144 filing is not required, the date of receipt of the order to execute such a sale) (see Section III.E.5(b) for a discussion of Form 144 filing requirements).  For debt securities, the Rule 144 volume limitation can also be the greater of (i) or (ii) in the preceding sentence or 10% of the outstanding principal amount of the tranche (or class) of a given debt security.  Except for debt securities or under certain circumstances, Rule 144 requires that all Securities sold by a Fund director, officer or affiliate be sold in an unsolicited broker transaction.  The Chief Compliance Officer should be consulted for any transactions that could implicate Rule 144.

(b)                                 Subject to certain exceptions, under Section 16(b) of the Exchange Act, a Fund director, officer or 10% beneficial owner who purchases and sells, or sells and purchases Fund shares within a period of less than six months is accountable to the Fund for the profits realized from such transactions (i.e., the Fund or a Fund shareholder can sue to recover any profits a Fund director, officer or 10%

beneficial owner realizes from buying and selling Fund shares in any given six-month period).  The Senior Notes (and debt securities, generally) are not subject to Section 16(b) of the Exchange Act.  The Chief Compliance Officer should be consulted for any transactions that would implicate Section 16(b).

5.                                      Personal Transaction Reporting

(a)                                 If a Fund director or officer owns shares of the Fund or if a person or entity is a 10% beneficial owner of Fund shares, such director, officer or 10% beneficial owner must comply with the disclosure requirements of Section 16 of the Exchange Act and the rules promulgated thereunder (e.g., by filing Forms 3 (initial statements of beneficial ownership) and 5 (annual statements of beneficial ownership) as appropriate).  Any transactions by the Fund’s directors, officers or 10% beneficial owners in equity shares of the Fund must be disclosed pursuant to Section 16 of the Exchange Act and the rules promulgated thereunder (e.g., by filing Form 4).  As the Senior Notes are not equity securities, they are not subject to Section 16 of the Exchange Act.  The Chief Compliance Officer should be consulted before any Section 16 filings are made.

(b)                                 Any sale by a Fund director, officer or affiliate of any Fund Security (including the Senior Notes) must be disclosed in accordance with Rule 144 promulgated under the Securities Act.  Specifically, if a Fund director, officer or affiliate intends to sell during any three-month period more than 5,000 shares or units of a Fund Security or any amount of Fund Securities in excess of $50,000, such director, officer or affiliate must file a Form 144 with the Commission and the New York Stock Exchange at the time the sell order is placed.  The Chief Compliance Officer should be consulted before any Form 144 filings are made.

6.                                      Copies of Reports

All Access Persons must direct their broker to provide duplicate copies of the periodic statements on any account maintained by, or directly or indirectly under the control or influence of, such person to the Chief Compliance Officer, or his or her designee, at the same time as such statement is provided to the Access Person.  Such periodic statements must be provided to the Chief Compliance Officer no less frequently than quarterly.

7.                                      Waivers

An Access Person or Employee may also request prior approval of a Personal Securities Transaction that, on its face, would be prohibited by the limitations of Section III.E.  Such person shall provide to the Chief Compliance Officer, or his or her designee, a description of the proposed transaction, including the name of the issuer, the title or type of the Security, the number of shares and the price per share or the principal amount of the transaction, and shall also provide a statement why the applicable limitation should be waived in the case of the proposed transaction.  The Chief Compliance Officer, or his or her designee, shall, after investigation, determine that a waiver of the limitations otherwise applicable to the proposed transaction would, may, or would not be consistent with the purpose of this Code.  Purchases and sales consistent with the Code shall include those which present only a very remote potential for harm to the Fund and the Adviser’s other Clients, those which would be very unlikely to affect a highly institutional market, and those which clearly are not related economically to the securities to be purchased, sold or held by the Fund or any other Client of the Adviser.

IV.  INTERNAL REPORTING REQUIREMENTS

A.                                    Quarterly Report

Not later than ten (10) days after the end of each calendar quarter, each Employee and each Access Person shall submit a report, a form of which is attached hereto as Appendix C, which shall specify the following information:

                                                1)                                     With respect to transactions during the then-ended calendar quarter in any Security (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) in which such Employee or Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:

i.                                          The date of transaction, the name of the issuer, the title or type of Security, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Security involved;

ii.                                       The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

iii.                                    The price of the Security at which the transaction was effected;

iv.                                   The name of the broker, dealer, or bank with or through whom the transaction was effected; and

v.                                      The date that the report is submitted by the Access Person or Employee; and

2)                               With respect to any account established in the quarter by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.                                                The name of the broker, dealer or bank with whom the Access Person has established the account;

ii.                                             the date the account was established; and

iii.                                          the date the report was submitted by the Access Person.

If no transactions have occurred, or no accounts have been established, in the quarter, the report shall so indicate.

The Chief Compliance Officer may, in his or her discretion, not require an Access Person or Employee to make a quarterly transaction report, if the report duplicates information contained in the duplicate copies of the periodic statements received (per Section III.E(6) above), by the Fund or the Adviser, as the case may be, contains all required information as described in this Section IV.A and no accounts have been established as described in this section IV.A(2).

B.                                    Limitation on Reporting Requirements

Notwithstanding the provisions of Section IV.A., no Access Person or Employee shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

In addition, Independent Directors who would be required to make a report solely by reason of being a director of the Fund need not make:

1) an initial or annual holdings report under Section 4(D) below; or

2) a quarterly report under Section IV.A above; provided, however, that in the event such director knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund should have known, that during the 15-day period immediately preceding or after the date of the director’s transaction in a Security by the director, such Security was being purchased or sold by the Fund or such purchase or sale by the Fund was being considered by the Fund.

C.                                    Reports of Violations

In addition to the quarterly reports required under this Section IV, each Employee and each Access Person shall promptly report any transaction which is or might appear to be in violation of this Code.  Such report shall contain the information required in quarterly reports filed pursuant to Section IV.A.

D.                                           Initial and Annual Reports by Personnel

Except as otherwise provided in Section IV.B, all Access Persons and Employees shall submit to the Chief Compliance Officer, or his or her designee, a report of all Securities (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) beneficially owned by them at the time that they commence employment or at the time they become an Access Person.  This report shall be submitted within 10 days of commencement of employment or within 10 days of becoming an Access Person.  Except as otherwise provided in Section IV.B, all Access Persons and Employees shall submit to the Chief Compliance Officer, or his or her designee, within 30 days of the end of each calendar year, a report of all Securities (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) beneficially owned by them as of December 31 of each year or at such other date selected by the Chief Compliance Officer.  The initial and annual security holdings report, forms of which are attached hereto as Appendices D and E, respectively, must each include the following information:

1.                                      The name of the security, number of shares and principal amount of each Security in which the Access Person or Employee has any direct or indirect beneficial ownership;

2.                                      The name of the broker, dealer, or bank with whom the Access Person or Employee maintains an account in which any securities are held for the direct or indirect benefit of the Access Person or Employee.  The initial security holdings report should be as of the date the person became an Access Person; and

3.                                      The date the report is submitted by the Access Person or Employee.

E.                                           Filing of Reports

All reports prepared pursuant to this Section IV shall be filed with the person designated by the Chief Compliance Officer to review these materials.  The Chief Compliance Officer may not review his or her own reports. The Chief Compliance Officer’s reports will be reviewed by the Chief Financial Officer of the Fund and the Adviser.

F.                                            Quarterly Report by Chairman of the Fund

Each calendar quarter after the receipt of reports from reporting persons, the Fund’s Chairman, or his/her designee, shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under Section IV.A. have complied with this Code for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of this Code.

G.                                          Dissemination of Reports

The Chief Compliance Officer shall have the right at any time to receive or review copies of any reports submitted pursuant to this Section IV.  Such officer shall keep all reports confidential except as disclosure thereof to the Board of Directors of the Fund, or other appropriate persons, may be reasonably necessary to accomplish the purposes of this Code.

H.                                          Reporting by PPC Employees

For PPC/Adviser Access Persons, the CCO of the Adviser has designated Jeff Krauss (the “CCO Designee”), to administer the Supplemental Code.  On a quarterly basis, within 30 days after the end of each calendar quarter, the CCO Designee shall provide a certification to the CCO that to the best of his knowledge and belief:

1.                                             Certifies to the CCO that PPC has adopted and maintains procedures reasonably necessary to prevent the PPC/Adviser Access Persons from violating the Supplemental Code; and

2.                                             All PPC/Adviser Access Persons are in compliance with the Supplemental Code and/or describes any issues arising under the Supplemental Code, including information about any material violations thereof and any sanctions imposed in response to the material violations.

V.  RECORDKEEPING REQUIREMENTS

A.                                    The Fund and the Adviser must, at their principal places of business, maintain records in the manner and extent set out in this Section of the Code and must make available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

1.                                      A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2.                                      A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.                                      A copy of each report made by an Access Person or Employee as required, including any information provided in lieu of a quarterly transaction report, see Section IV.A, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4.                                      A record of all persons, currently or within the past five years, who are or were required to make reports as deemed Access Persons or Employee, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

5.                                      A copy of each report defined in Section VI.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

B.                                    The Fund and the Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of Limited Offering Securities, for at least five years after the end of the fiscal year in which the approval is given.

VI.  FIDUCIARY DUTIES OF THE FUND’S BOARD OF DIRECTORS

The Fund’s Board of Directors, including a majority of the Independent Directors, must approve any Codes adopted by the Fund and any material change to such Code.  The Board must base its approval of a Code of Ethics and any material changes to the Fund’s Code on a determination that the Code in question contains provisions reasonably necessary to prevent Access Persons and Employees from engaging in any conduct prohibited by Section III.C.  Before approving a Code of Ethics for the Fund, the Fund’s Board of Directors must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent Access Persons or Employees from violating the Fund’s Code. The Fund Board of Directors must approve a material change to the Fund’s Codes of Ethics no later than six months after adoption of the material change.

VII.  ADMINISTRATION OF CODE

A.                                    The Fund and the Adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

B.                                    No less frequently than annually, the Chief Compliance Officer must furnish to the Fund’s Board of Directors a written report that:

1.                                      Describes any issues arising under its Code since the last report to the Fund’s Board of Directors, including, but not limited to, information about material violations of the Fund’s Code or procedures and sanctions imposed in response to the material violations; and

2.                                      Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons or Employees from violating any Code of Ethics of the Fund.

VIII.  ENFORCEMENT AND SANCTIONS

A.                                    General

Any Affiliated Person of the Fund or the Adviser who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of the

Fund or the management of the Adviser (as applicable), in their discretion.  The Board of Directors of the Fund and the management of the Adviser may delegate this authority to such person or persons they deem appropriate.  If an alleged violator is not affiliated with the Fund, the Board of Directors of the Fund shall have the responsibility for enforcing this Code and determining appropriate sanctions.  In determining sanctions to be imposed for violations of this Code, the Board of Directors and the management of the Adviser (as applicable) may consider any factors deemed relevant, including but not limited to the following:

•                  The degree of willfulness of the violation;

•                  The severity of the violation;

•                  The extent, if any, to which the violator profited or benefited from the violation;

•                  The adverse effect, if any, of the violation on the Fund or Client;

•                  The market value and liquidity of the class of Securities involved in the violation;

•                  The prior violations of the Code, if any, by the violator;

•                  The circumstances of discovery of the violation; and

•                  If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Fund or Client purchase or sale was made and (b) the violator’s justification for making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.                                    Violations of Section III.E

If the Board of Directors of the Fund or management of the Adviser determines that a violation of this Code has caused financial detriment to the Fund or a Client, the Fund or the Adviser (as applicable) shall, upon reasonable notice, use its best effort, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund or other affected Client such Securities, or to pay to the Fund or other affected Client such sums, as the Fund or the Adviser, as applicable, shall declare to be due under this Section VIII.B., provided that:

1.                                      The Fund or the Adviser shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500; and

2.                                      Neither the Fund nor the Adviser shall have an obligation to bring any legal action if the violator was not an Affiliated Person or Employee of the Fund or the Adviser.

C.                                    Rights of Alleged Violator With Respect to the Fund

A person associated with the Fund who is charged with a violation of this Code shall be informed of the violation in writing and shall have the opportunity to appear before the Board of Directors (or such Boards designees) as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D.                                    Delegation of Duties by the Fund’s Board of Directors

The Board of Directors of the Fund may delegate its enforcement duties under this Section VIII to a committee comprised of at least three persons; provided, however, that no director shall serve on such a committee or participate in the deliberations of the Boards of Directors hereunder who is charged with a violation of this Code.

IX.  MISCELLANEOUS PROVISIONS

A.                                    Identification of Access Persons

The Fund and the Adviser shall identify all Employees and all Access Persons who are under a duty to make reports under Section IV and shall inform such persons of such duty.

B.                                    Maintenance of Records

The Fund shall maintain and make available records as required by Rule 17j-1(d) of the Investment Company Act.  The Adviser shall make and keep true, accurate and current all of the books and records relating to its investment advisory business as required by Rule 204-2 of the Advisers Act.

C.                                    Annual Certification of Compliance

All Access Persons and Employees shall sign a certificate, a form of which is attached hereto as Appendix F, to be presented to the Chief Compliance Officer, at the end of each calendar year certifying that they have read and understood this Code and acknowledging that they are subject to the terms of this Code.  The certificate shall additionally provide that such person has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code.

D.                                    Service as Director

An Access Person (except for the Independent Directors) or Employee may not serve as a director of a publicly traded company without the prior consent of the Chief Compliance Officer, or his or her designee.  The Chief Compliance Officer shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Fund and its shareholders or any other Client of the Adviser.  Should any person receive such authorization, any investment by the Fund or any other Client of the Adviser in the securities of any such publicly traded company while such person is serving as a director shall be previously approved by the Chief Compliance Officer.

E.                                    Gift and Business Entertainment Policy

Employees must adhere to the Adviser’s and the Fund’s Gift and Business Entertainment Policy detailed in Appendix B.

F.                                     Effective Date

The effective date of this amended joint Code shall be April 4, 2017.

X.  DEFINITIONS

A.                                    Access Person means any director, officer, or Advisory Person of the Fund or the Adviser, or any other person who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for or by the Fund or any Client or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund or any Client regarding the purchase or sale of Securities.

B.                                    Advisory Person means

1.                                      Any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales, and

2.                                      Any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund or the Adviser with regard to the purchase or sale of a Security.

C.                                    Affiliated Person means:

1.                                      Any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;

2.                                      Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

3.                                      Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

4.                                      Any officer, director, partner, co-partner, or employee of such other person;

5.                                      If such other person is an investment company, any investment adviser thereof or any member of any advisory board thereof; and

6.                                      If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

D.                                    Beneficial Ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act pursuant to Rule 16a-1 thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires.  Beneficial Ownership includes, but is not limited to, those securities owned by a Person who directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest includes the opportunity directly or indirectly to profit or share in any profit derived from a transaction in the securities. Indirect pecuniary interest includes but is not limited to securities held by members of a person’s immediate family sharing the same household.  You are generally considered to be the Beneficial Owner of securities owned by any of the following:

•                  your spouse/domestic partner;

•                  minor children of you, your spouse/domestic partner, or both;

•                  a trust of which you are a trustee or a beneficiary;

•                  any of your relatives, or relatives of your spouse/domestic partner, that share your home;

•                  a partnership of which you are a partner;

•                  a corporation of which you are a substantial shareholder; or

•                  any other person who relies on you to make investment decisions.

E.                                    Chief Compliance Officer means the Chief Compliance Officer of the Adviser and the Fund.

F.                                     Client means any person for whom or which the Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Advisers Act.

G.                                   Control shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act and shall include the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. A person who directly or indirectly owns more than 25% of the voting securities of a company is presumed to control such company.

H.                                   Employee means any employee of the Fund or the Adviser or, with respect to any other affiliated company, an employee who has been notified that he or she is also subject to this Code.

I.                                        Fund means MVC Capital, Inc.

J.                                      Initial Public Offering means an offering of securities registered with the Commission, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act.

K.                                   Investment Company Act means the Investment Company Act of 1940, 15 U.S.C. 80a-1 to 80a-52, as amended.

L.                                    Investment Personnel means

1.                                      Any employee of the Fund or the Adviser (or of any company in a control relationship to the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or any Client, or

2.                                      any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund or any Client regarding the purchase or sale of Securities by the Fund or any Client.

M.                                 Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

N.                                    Personal Securities Transaction means a transaction in a Security that an individual effects for his or her own account or for a member of his or her immediate family.

O.                                   Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

P.                                     Security means any security as that term is defined in Section 2 (a)(36) of the Investment Company Act and includes, but is not limited to: notes, stock, treasury stock, security futures, bonds, debentures, evidences of indebtedness, certificates of interest or participations in any profit-sharing agreement, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, certificates of deposits for a security, any puts, calls, straddles, options or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), privately-placed securities (which can include interests in operating companies, private equity funds, hedge funds and other private funds), or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.  Indirect obligations of the U.S. Government such as securities of the Federal National Mortgage association are also Securities for the purposes of this Code.  This term does not include:

•                  Direct obligations of the Government of the United States;

•                  Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; and

•                  Shares issued by registered open-end investment companies, except for shares of ETFs.

Q.                                   Security Held or to be Acquired means any Security which, within the most recent 15 days (i) is or has been held by the Fund or any Client, or (ii) is being considered for purchase by the Fund or any Client, and (iii) includes any option to purchase or sell, and any Security that is exchangeable for or convertible into, any Security that is held or is being, or has been, considered for acquisition by the Fund or any Client.

APPENDIX A

The Tokarz Group Advisers LLC

MVC Capital, Inc.

JOINT INSIDER TRADING POLICY SUPPLEMENT

Policy on Insider Trading

No director, officer or employee of the Fund or the Adviser (or any family member of any such person) who has any material non-public information (“inside information”) relating to (1) the Fund, (2) a Portfolio Company, (3) any publicly-traded companies with whom the Fund, a Portfolio Company, or the Adviser does business (such as customers, partners, or suppliers), or (4) the trading, open orders or positions of any Client portfolio may buy or sell the securities of the Fund (including the Senior Notes), the Portfolio Company involved or the publicly-traded company or companies involved or trade on such information relating to the trading, open orders or positions of Clients, pass the inside information along to others for use in trading, or otherwise attempt to take advantage of the inside information.

Policy on Speculative Trades

No director, officer or employee of the Fund or the Adviser (or any family member of any such person) may engage in any short term or speculative transactions involving equity securities of the Fund or a Portfolio Company.

Questions and Answers About Insider Trading

1.                                      Why do we need a written policy?

Both the Securities and Exchange Commission (the “Commission”) and Congress are very concerned about maintaining the fairness of the U.S. securities markets.  The securities laws are continually reviewed and amended to prevent people from taking unfair advantage and to increase the punishment for those who do.  These laws require registered investment advisers and publicly-traded companies to have clear policies on insider trading.  In addition, the Fund and the Adviser take seriously their goal of upholding very high standards of ethics and conduct.  We wish to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Fund or the Adviser.

2.                                      What are the penalties for insider trading?

For individuals who trade on inside information, or tip information to others:

•                                          A jail term of up to twenty years;

•                                          A civil penalty of up to three times the profit gained or loss avoided; and

•                                          A criminal fine (no matter how small the profit) of up to $5 million.

For a company (as well as certain supervisors) that fails to take appropriate steps to prevent illegal trading:

•                                          A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as result of the employee’s violation; and

•                                          A criminal penalty of up to $25 million.

In addition, the Fund or the Adviser (as applicable) may take disciplinary actions, up to and including termination of employment or association, for failing to comply with these policies.

3.                                      What is “material information?”

Material information is any information that a reasonable investor would consider important in deciding to buy, hold or sell stock or that could reasonably be expected to affect the price of the stock.  It can be positive or negative information.  Again, it can be information about the Fund or a Portfolio Company and/or its subsidiaries or about a company with which the Fund or a Portfolio Company does business or about the trading, open orders or positions of any Client in a publicly traded company.  Some examples of material information are:  (a) projections of future earnings or losses, (b) proposed acquisition or sale of a company or business or its assets, (c) significant new products or discoveries, or grants or allowances of patents, (d) gain or loss of a significant product sale, customer or collaborator, (d) significant regulatory actions concerning new or proposed products, (e) results of product trials, (f) financial problems or plans to file bankruptcy, (g) changes in senior management and (h) plans to raise additional capital through stock sales or otherwise.

4.                                      When is information “non-public?”

Information is considered to be non-public until the Fund, Portfolio Company or publicly traded company involved has either issued a press release to the financial news services or made an appropriate disclosure filing with the Commission.

5.                                      How can I tell if something I know is “material”?

Employees are not expected to make the determination of whether information that they have and that they know is not public is “material,” nor should they take the risk of doing so.  If you are aware of some information that might be material and are contemplating a stock trade, you should contact the Chief Compliance Officer for assistance in making such determination.

6.                                      How will I know when information has been made public?

Once you know that there is material information that needs to be publicly released before anyone can trade, you must wait until the public release is made.  If it is information relating to the Fund or a Portfolio Company, you can ask the Chief Compliance Officer whose duty it shall be to determine with due diligence if a news release or Commission filing has been made.  If it is information relating to a customer, supplier, etc., you might need to investigate other news sources or ask the member of management who is responsible for the relationship with that company.

7.                                      Once information is released publicly, can I go ahead and trade?

The markets require some time to process new information.  Generally, you should wait at least two business days after any release prior to trading.  Most press releases are made after the market has closed.  For instance, if the Fund or a Portfolio Company makes a press release after the close of business on Tuesday, you should wait until Thursday to trade.

8.                                      What can I tell my family members and friends?

You are responsible for ensuring that every person who lives in your household, including any adult relatives and unrelated persons, complies with this policy.  The Commission and the courts often view people in the same household as a “unit” and imposed penalties accordingly.

You should also be aware that trading in securities by anyone who received the information from you, including your relatives, friends, doctor, lawyer or accountant, can result in liability for you, for them and for the Fund or the Adviser.  This is true whether you told them in the hopes they could trade and make some money, whether you were telling stories over a cocktail, or whether you thought they were under an obligation of confidence to you.  It does not matter if you benefit personally from their trading.  The courts are continually broadening this type of liability, resulting in substantial penalties.  You should exercise extreme discretion in making any disclosures.  Of course, your employee confidentiality agreement also prohibits you from making unauthorized disclosures of the confidential information of the Fund or a Portfolio Company or those with whom they do business.

9.                                      Are there any exceptions?

Unfortunately, the Commission and the courts do not recognize any exceptions, even the need to raise immediate cash for personal emergencies such as medical expenses.  The policy does not, however, apply to any transactions in which the employee has no control over the timing (see the section on Rule 10b5-1 plans below).  The policy also does not apply to any transactions where there is no real transfer of ownership, such as the transfer of stock into trusts, or any gift transactions.  Be aware that a sale or purchase of stock that you arrange privately, rather than through the open market, can still result in liability.

10.                               Do I need permission to trade in stock?

Please refer to Section III.E. of this Code.  If in doubt, ask the Chief Compliance Officer.

Rule 10b5-1 Plans

Directors, officers and employees of the Fund and the Adviser may trade in securities of the Fund or a Portfolio Company if the transactions are effected pursuant to a previously established contract, plan or instruction that satisfies the requirements of Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, as long as the contract, plan or instruction has been acknowledged in advance by the CCO.  Upon establishing a Rule 10b5-1 plan, the director, officer or employee of the Fund must not have any material non-public information (as described previously in this supplement) about the Fund or a Portfolio Company.  All of the aforementioned restrictions regarding insider trading in the securities of the Fund or a Portfolio Company listed in questions 1 through 10 above apply at the time the director, officer or employee establishes the Rule 10b5-1 plan.

Questions and Answers About Speculative Trades

1.                                      What are “speculative trades” and why shouldn’t I do them?

Speculative trades generally are transactions in equity shares of the Fund or a Portfolio Company such as purchasing such shares on margin (i.e., borrowing from a brokerage or bank), short sales (where you sell stock you do not currently own, in the hope that by the time you have to deliver the market price will have declined), and purchasing options or futures.  The Fund and the Adviser believe that speculative trading in the Fund’s or a Portfolio Company’s stock (or the futures of a Portfolio Company’s commodity) reflects poorly on the Fund, the Adviser and the Portfolio Company.  Employees should not be engaging in any type of transaction that is commonly viewed as a form of “betting” for or against the Fund or a Portfolio Company.

Pledging of shares of the Fund or a Portfolio Company may be permitted under certain circumstances with prior approval by the Chief Compliance Officer.  Prior to any pledge of shares of the Fund or a Portfolio Company by an insider, the Chief Compliance Officer will seek information from the insider demonstrating that the pledge is indeed a bona fide pledge and not a “disguised sale,” (i.e., the present intention to sell the shares of the Fund or a Portfolio Company).  Relevant information to be considered by the Chief Compliance Officer may include, the extent of leverage in the insider’s portfolio (after taking into account the pledge), the extent to which the insider has other liquid assets to pledge, the extent to which shares of the Fund or a Portfolio Company owned by the insider represent the pledged assets, the arm’s-length nature of the pledge agreement/arrangement, and the insider’s history of having pledged shares called. Any other information pertinent to the insider’s particular circumstances may also be taken into account.

If you have questions about specific transactions, you should contact the Chief Compliance Officer.

2.                                      Am I supposed to hold any stock that I purchase for a particular period of time?

As a general rule, the Fund and the Adviser encourage all employees to hold any stock that they purchase in the open market for at least six months.  Any employee of the Fund or the Adviser who is also a director of a Portfolio Company may already be subject to the Commission’s “short-swing” profit rule, which prohibits sales and purchases inside of any six month period.  Any employee who wishes to sell a Portfolio Company stock that was purchased in the open market and which has been owned for less than six months must obtain prior written clearance from the Chief Compliance Officer.

Where to go for additional information:

If you have questions about specific transactions, you should contact the Chief Compliance Officer.  The ultimate responsibility for adhering to these policies, however, rests with you.  Use your best judgment and act with the Fund’s and the Clients’ best interests in mind.

APPENDIX B

GIFT AND BUSINESS ENTERTAINMENT SUPPLEMENT

As an employee of The Tokarz Group Advisers LLC or MVC Capital, Inc. or an employee of an affiliated company who has been notified that he or she is also subject to the Code of Ethics, you are being paid solely to conduct the business of your employer to the best of your ability.  Any special knowledge or personal contacts you develop should be used for the benefit of your employer and should not be considered supplemental compensation or used for personal gain.

No single rule or group of rules can anticipate every circumstance a person might encounter which has ethical implications. You must use your own judgment as to right and wrong but be guided by the knowledge that you are being relied upon by your employer to preserve and promote its reputation as a trustworthy and honorable institution. If in doubt, you are encouraged to talk with your superiors, but ultimately you are responsible for your own actions.

Below are guidelines to assist you in exercising your own good judgment in areas in which questions concerning appropriate conduct frequently arise.

Business Entertainment

Letting someone pay for a business meal or other entertainment generally is permissible if the primary purpose is related to company business. Avoid situations in which such meals or entertainment may influence or appear to influence your independence of judgment. If you could not provide your host with a similar meal or entertainment and put it on your expense report it is probably inappropriate to accept.

Gifts

You may accept gifts (or prizes) of nominal value (except cash), that is, gifts (or prizes) of de minimis value.  Such gifts may not exceed a value of $700 per vendor per calendar year.

Duty to Disclose Conflicts

All employees shall disclose to their superiors in a timely manner all conflicts of interest and other matters which could reasonably be expected to interfere with their duty to their employer or impair their ability to render unbiased and objective advice.  Before accepting any gift or entertainment in connection with the employee’s employment that the employee reasonably believes exceeds a value of $100, the employee must notify the Chief Compliance Officer in advance and in writing of such gift.  In certain instances, the Chief Compliance Officer may prohibit an employee from receiving any additional gifts during the calendar year if the Chief Compliance Officer believes that the cumulative value of all gifts received in connection with the employee’s employment may improperly influence the employee’s independence of judgment.   In no instance may an employee accept a gift from a vendor if the value of all gifts the employee has received from the vendor exceeds the calendar year limit of $700.  The Chief Compliance Officer will keep records of any gifts and entertainment reported by employees.

Sanctions

Upon discovering a violation of this Code of Ethics, an employer may impose such sanctions as it may deem appropriate. A record will be kept of all known violations and any sanctions imposed.

Any person charged with a violation of the Code of Ethics shall be informed of the violation and shall have the opportunity to explain his actions prior to the imposition of any sanction. Please see Section VIII of the Code of Ethics for a further explanation of the potential sanctions and process for imposing such sanctions.

APPENDIX C

QUARTERLY SECURITIES TRANSACTIONS REPORT

Please report transactions in all Securities (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds)

NAME OF ISSUER:

TYPE OF SECURITY:

INTEREST RATE:

MATURITY DATE:

NUMBER OF SHARES AND PRINCIPAL AMOUNT:

NATURE OF THE TRANSACTION:

PRICE OF SECURITY AT TRANSACTION:

DATE OF TRANSACTION(S):

DATE OF THIS REPORT:

BROKER-DEALER / BANK:

ACCOUNT:

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

By:
Name:
Date:

APPENDIX D

INITIAL SECURITIES HOLDINGS REPORT

Please report all Securities (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds)

NAME OF ISSUER:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

NUMBER OF SHARES OR PRINCIPAL AMOUNT:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

DATE OF THIS REPORT:*

BROKER-DEALER / BANK:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

ACCOUNT:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

By:
Name:
Date:

*                                         Must be dated as of the date the signatory became an Access Person.

APPENDIX E

ANNUAL SECURITIES HOLDINGS REPORT

Please report all Securities (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds)

NAME OF ISSUER:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

NUMBER OF SHARES AND PRINCIPAL AMOUNT*:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

DATE OF THIS REPORT:

BROKER-DEALER / BANK:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

ACCOUNT:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

*Includes Direct or Indirect Beneficial Ownership.

By:
Name:
Date:

APPENDIX F

ANNUAL CERTIFICATION OF COMPLIANCE

For the Calendar Year Ended December 31, 20  .

To the Chief Compliance Officer (or his/her designee) of MVC Capital, Inc. (the “Fund”) and The Tokarz Group Advisers LLC (the “Adviser”):

I hereby certify that, during the calendar year specified above, I have complied with the requirements of the Code of Ethics (the “Code”) and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.  I have read and understand the Code and recognize that I am subject thereto.

By:
Name:
Date:

Appendix G

PPC/Adviser Access Persons

Supplemental Code of Ethics

Purpose

The Fund and the Adviser have adopted a code of ethics (the “Code of Ethics”) in order to set forth a formal policy with regard to the conduct of PPC/Adviser Access Persons(1) and to comply with and prevent violations of Rule 204A-1 under the Advisers Act.  Rule 204A-1 under the Advisers Act requires a registered adviser to adopt and implement a written code of ethics that contains provisions regarding:

the adviser’s fiduciary duty to its clients;

compliance with all applicable laws;

reporting and review of Personal Securities Transactions (defined below) and holdings;

reporting of violations of the Code of Ethics; and

the provision of the Code of Ethics to, and acknowledgement of receipt by, PPC/Adviser Access Persons.

The focus of this Code of Ethics is to set forth the standards of ethical conduct expected from PPC/Adviser Access Persons, and the restriction or prevention of some investment activities by persons with access to certain information that might be harmful to the interests of the Fund or which might enable such persons to profit illicitly from their relationship with the Fund.

While affirming its confidence in the integrity and good faith of each of its PPC/Adviser Access Persons, the Fund and Adviser recognize that knowledge of present or future Fund portfolio transactions and, in certain instances, the power to influence Fund portfolio transactions made by or for the Fund may place such individuals, if they engage in Personal Securities Transactions (defined as “a transaction in a Security that an individual effects for his or her own account or for a member of his or her immediate family”) in securities which are eligible for investment by the Fund, in a position where their personal interest may conflict with that of the Fund. Applicable immediate family members include spouses, partners, dependent children and relatives living with the PPC/Adviser Access Person.

In view of the above, the Code of Ethics specifies and prohibits certain types of transactions that would create conflicts of interest (or at least the potential for the appearance of conflicts of interest), and establishes reporting requirements and enforcement procedures.

(1)  All capitalized terms used herein and not defined shall have the meaning ascribed to them in the base Tokarz Group Advisers LLC MVC Capital, Inc. Joint Code of Ethics (as amended March 31, 2015) to which this Supplemental Code is appended.

Scope

The Code of Ethics applies to each individual deemed to be a PPC/Adviser Access Person.  This includes employees of PPC that are “Access Persons” of the Adviser or the Fund as such term is defined by Rule 17j-1 under the Investment Company Act.

Procedure

The Fund and Adviser will provide this Code of Ethics to all PPC/Adviser Access Persons promptly following their engagement with the Fund or Adviser (or designation as a PPC/Adviser Access Person) and upon any change to the Code of Ethics.  PPC/Adviser Access Persons must acknowledge that they have received, read, understood, and agree to comply with the policies and procedures described in this Code of Ethics by delivering each of the following to the CCO Designee within 10 days after their first meeting with the CCO Designee:

•                  a Code of Ethics Acknowledgement Form (ATTACHMENT 1)

•                  a Holdings Report Form (ATTACHMENT 2)

The Code of Ethics Acknowledgement Form provides that such person has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code of Ethics.

The Fund or Adviser will also distribute the Code of Ethics to all PPC/Adviser Access Persons annually and whenever material revisions are made to this Code of Ethics.  PPC/Adviser Access Persons must execute and deliver a new Code of Ethics Acknowledgement Form, along with an updated Holdings Report, to the CCO Designee within 10 days of the annual delivery of the Code of Ethics, or any material amendment thereto.

The CCO Designee administers this Code of Ethics subject to the oversight of the CCO.  All questions regarding the Code of Ethics should be directed to the CCO Designee or the CCO.  Each PPC/Adviser Access Person must cooperate to the fullest extent reasonably requested by the CCO Designee to enable the Fund and Adviser to fully discharge their fiduciary duties to its clients and comply with all applicable laws.

A.                                    Statement of General Ethical Principles

All PPC/Adviser Access Persons will at all times conduct themselves with integrity and distinction, putting first the interests of the Fund.

The Code of Ethics is based on the principle that PPC/Adviser Access Persons owe a fiduciary duty to the Fund and its investors to conduct their Personal Securities Transactions in a manner that does not interfere with Fund portfolio transactions and in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility; or otherwise does not take inappropriate advantage of such person’s position in relation to the Fund or Adviser.  Individuals covered by this Code of Ethics must adhere to these general principles as well as comply with the Code of Ethics’ specific provisions.  It bears emphasis that mere technical compliance with the Code of Ethics’ procedures will not insulate from scrutiny those activities which show a pattern of abuse of the individual’s fiduciary duties to the Fund and its investors.

At all times, PPC/Adviser Access Persons must comply with the letter and spirit of all applicable laws, including the Advisers Act and all federal and state securities laws.  PPC/Adviser Access Persons must notify the CCO Designee immediately if they become involved in, or threatened with, litigation or any administrative investigation or proceeding of any kind, become subject to a judgment, order, or arrest, are contacted by a regulatory authority, or are aware of any precarious financial position of the Adviser, the Fund or its portfolio companies, or any other legal or disciplinary event.

B.                                    Restrictions

1.                                                                                      Nondisclosure of Information

A PPC/Adviser Access Person shall not divulge contemplated or completed securities transactions of the Fund to any person, except: (i) in connection with the performance of his or her duties; or (ii) when (a) the person receiving such information has agreed in writing to keep the information confidential and to prohibit the disclosure and use of the information in contravention of federal and state securities laws and (b) the CCO Designee has given advance authorization of such disclosure, in writing. This prohibition shall not apply if such information previously has become a matter of public knowledge.

2.                                                                                      Covenant to Exercise Best Judgment

A PPC/Adviser Access Person shall act on his or her best judgment in effecting, or failing to effect, any Fund portfolio transaction, and such PPC/Adviser Access Person shall not take into consideration his or her personal financial situation in connection with decisions regarding Fund portfolio transactions.

3.                                                                                      Limitations on Personal Securities Transactions

Rule 204A-1 under the Advisers Act requires all PPC/Adviser Access Persons to periodically report, and the Adviser to review, their Personal Securities Transactions and holdings.  Such review is intended to prevent or detect abusive and illegal personal trading practices by PPC/Adviser Access Persons, and to identify potential conflicts of interests that may require disclosure or violate the Code of Ethics.

The Fund and Adviser’s Personal Securities Transaction policies and procedures apply to all accounts holding any Securities over which PPC/Adviser Access Persons have any beneficial ownership interest (see definition of Personal Securities Transactions above).

It may be possible for PPC/Adviser Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the PPC/Adviser Access Person does not have any direct or indirect influence or control over the accounts.  PPC/Adviser Access

Persons should confirm with the CCO Designee that the exclusion is appropriate before excluding any accounts held by immediate family members sharing the same household.

No Personal Securities Transactions without Prior Approval

Subject to the exceptions described below, PPC/Adviser Access Persons must obtain pre-clearance from the CCO Designee prior to engaging in a Personal Securities Transaction in a Security within the Fund’s areas of investment (including investments in privately-placed Securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds).

For purposes of this policy, a Security convertible into another Security will be treated as the same Security into which it is convertible.  In addition, the provisions of this policy that apply to convertible securities apply to derivative instruments such as options, futures and options on futures.  In other words, if the instrument underlying a derivative instrument is a Security to which the requirements of this policy would otherwise apply, you will be subject to the same restrictions and must satisfy the same pre-clearance and reporting procedures as if you were trading in the underlying Security itself.

In deciding whether to purchase Securities in the future, you should recognize that you may be restricted in selling or otherwise transferring the Securities of a company that was not so restricted at the time of your purchase.

(a)              Except as provided in paragraphs (b) and (c) below, prior to effecting any Personal Securities Transaction (as so defined) a PPC/Adviser Access Person must secure pre-clearance as follows:

(i)                  Notify the CCO Designee of the proposed transaction, including the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction.

(ii)               The CCO Designee, or his or her designee, shall, after investigation, determine whether the proposed transaction is consistent with the Code of Ethics generally and the Fund’s and Adviser’s duties and obligations under the securities laws. The conclusion of the CCO Designee’s, or his or her designee’s, investigation shall be promptly communicated to the PPC/Adviser Access Person making the request.

(iii)            The CCO Designee, or his or her designee, shall make written records of actions under this section, which records shall be maintained in accordance with the books and records policy below. See Part IV.D, “The Maintenance of Required Books and Records.”

(b)              Personal Securities Transactions in the following Securities do not require prior approval pursuant to this section:

(i)                  Purchases or sales of Securities issued by the U.S. government;

(ii)               Purchases or sales of shares of registered open-end investment companies;

(iii)            Purchases or sales of banker’s acceptances or bank certificates of deposit;

(iv)           Purchases or sales of commercial paper and high quality short-term instruments, including repurchase agreements; or

(v)              Purchases or sales of publicly-traded Securities. However, pre-clearance is required for (A) publicly-traded Securities of an issuer whose Securities are also owned by the Fund and (B) those publicly-traded Securities listed on a restricted trading list maintained by the CCO and distributed to all Access Persons from time to time.

Unless otherwise provided by the CCO Designee, any Personal Securities Transaction pre-approved by the CCO Designee must be effected within ten business days of receipt in writing of such pre-approval.  Transactions not effected within this time limit must be re-approved by the CCO Designee.  Pre-approval by the CCO Designee does not reflect any representation of any kind by the Fund or Adviser that the Personal Securities Transaction complies with all applicable laws.

C.                                    Securities Reporting Requirements

1.                                                                                      Quarterly Reporting of Personal Securities Transactions

PPC/Adviser Access Persons are required to report certain Personal Securities Transactions (as so defined) that they have made during the prior calendar quarter. A PPC/Adviser Access Person may satisfy this requirement by having his or her broker-dealer provide duplicate copies of the periodic statements on any account maintained by such person to the CCO Designee, or his or her designee, at the same time as such statement is provided to the PPC/Adviser Access Person, provided that such periodic statements must be provided to the CCO Designee no less frequently than quarterly and must be provided within 30 business days following end of the calendar quarter in which such Personal Securities Transactions occurred.

If a PPC/Adviser Access Person determines to report his or her Personal Securities Transactions directly or if his or her trades do not occur through a broker-dealer (e.g., investments in privately-placed Securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds), such transactions shall be reported separately on the Quarterly Transactions Statement Form (ATTACHMENT 3), which shall specify the following information:

(a)              With respect to transactions during the then-ended calendar quarter in any Security in which such PPC/Adviser Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:

(i)                  the date of each transaction, the name of the issuer, the title or type of Security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Security involved;

(ii)               the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

(iii)            the price (before commissions or other charges) of the Security at which the transaction was effected;

(iv)           the name of the broker-dealer, mutual fund company or bank with or through which the transaction was effected; and

(v)              the date that the report is submitted by the PPC/Adviser Access Person.

(b)              With respect to any account established in the quarter by the PPC/Adviser Access Person in which any Securities in the Fund’s areas of investment focus were held during the quarter for the direct or indirect benefit of the PPC/Adviser Access Person:

(i)                  the name of the broker, dealer or bank with whom the PPC/Adviser Access Person has established the account;

(ii)               the date the account was established; and

(iii)            the date the report was submitted by the PPC/Adviser Access Person.

If no transactions have occurred, or no accounts have been established, in the quarter, the report shall so indicate.

Note:  Such statements need not duplicate information contained in broker account statements that are held in the Fund’s or Adviser’s records, so long as the Fund or Adviser receives broker confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

2.                                                                                      Limitations on Reporting Requirements

Notwithstanding the above, it may be possible for a PPC/Adviser Access Person to exclude from his or her reports transactions effected for any account over which such person does not have any direct or indirect influence or control.  PPC/Adviser Access Persons should confirm with the CCO Designee that the exclusion is appropriate before omitting any such transactions.

3.                                                                                      Reports of Violations

In addition to the Quarterly Transaction Statements, each PPC/Adviser Access Person shall promptly report any transaction which is or might appear to be in violation of this Code of

Ethics.  Such report shall contain with respect to such transaction the information required in Quarterly Transaction Statements.

4.                                                                                      Initial and Annual Reports by Access Persons

Except for the limitations described above, all PPC/Adviser Access Persons shall submit to the CCO Designee, or his or her designee, a report of all Securities (including investments in privately-placed Securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) that are within the Fund’s areas of investment focus and are beneficially owned by them at the time that they become a PPC/Adviser Access Person. This report shall be submitted within 10 days after becoming a PPC/Adviser Access Person.

Each PPC/Adviser Access Person shall also submit to the CCO Designee, or his or her designee, within 30 days after the end of each calendar year, a report of all Securities (including investments in privately-placed Securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds) that are within the Fund’s areas of investment focus and are beneficially owned by him or her as of December 31 of such year or at such other date selected by the CCO Designee.  The information provided on such report must be current as of a date no more than 45 days prior to the date the PPC/Adviser Access Person submits his or her report.

The initial and annual reports shall be made on the Holdings Report Form (ATTACHMENT 2), which shall include the following information:

(i)                  The title and type of each Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, in which the PPC/Adviser Access Person has any direct or indirect beneficial ownership;

(ii)               The name of the broker, dealer, mutual fund company, or bank with whom the PPC/Adviser Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the PPC/Adviser Access Person. The initial Security Holdings Report should be as of the date the person became an Access Person; and

(iii)            The date the report is submitted by the PPC/Adviser Access Person.

5.                                                                                      Quarterly Report by CCO Designee

Each calendar quarter after the receipt of reports from PPC/Adviser Access Persons, the CCO Designee, or his or her designee, shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under this section have complied with the Code of Ethics for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of the Code of Ethics.

6.                                                                                      Dissemination of Reports

The CCO Designee will keep all reports confidential except as disclosure thereof to the Board of Directors or other appropriate persons may be reasonably necessary to accomplish the purposes of the Code of Ethics.  The CCO Designee will also furnish any such reports upon request to any regulatory authority with jurisdiction over the Fund or Adviser.

D.                                    Recordkeeping Requirements

The Fund and the Adviser must, at their principal places of business, maintain records in the manner and to the extent set out in this Section of the Code and must make available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(i)                  A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(ii)               A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(iii)            A copy of each Quarterly Transaction Statement Form completed by a PPC/Adviser Access Person as required, including any information provided in lieu of a Quarterly Transaction Statement Form, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv)           A copy of each Holdings Report Form must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(v)              A record of all persons, currently or within the past five years, who are or were required to make reports as deemed PPC/Adviser Access Persons, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

E.                                    Administration of the Code of Ethics

The Fund and Adviser must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code of Ethics.

F.                                     Enforcement and Sanctions

1.                                                                                      General

Any PPC/Adviser Access Person who is found to have violated any provision of this Code of Ethics may be permanently dismissed, have his or her compensation or position reduced,

temporarily be suspended from employment, or be sanctioned in such other manner as may be determined by the Adviser, in consultation with the CCO Designee.  In determining sanctions to be imposed for violations of this Code of Ethics, the Adviser and the CCO Designee may consider any factors deemed relevant, including but not limited to the following:

•                  The degree of willfulness of the violation;

•                  The severity of the violation;

•                  The extent, if any, to which the violator profited or benefited from the violation;

•                  The adverse effect, if any, of the violation on the Fund;

•                  The prior violations of the Code of Ethics, if any, by the violator; and

•                  The circumstances of discovery of the violation.

In accordance with the Whistleblower policy (see Part VIII.D. below), PPC/Adviser Access Persons must promptly report to their direct supervisors, any suspected violations of the Code of Ethics.  To the extent practicable, the Fund and Adviser will protect the identity of a PPC/Adviser Access Person who reports a suspected violation.  However, the Fund and Adviser remain responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation — which responsibility may involve disclosure of such PPC/Adviser Access Person’s identity.

Retaliation against any PPC/Adviser Access Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for disciplinary action, up to and including dismissal.

2.                                                                                      Violations of Personal Securities Transactions Policy

If the Adviser and the CCO Designee determine that a violation of this Code of Ethics has caused financial detriment to the Fund, the Adviser shall, upon reasonable notice, use its best efforts, including such legal action as may be required, to cause a person who has violated this Code of Ethics to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Adviser shall declare to be due under this section, provided that:

(i)                  The Adviser shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500; and

(ii)               The Adviser shall not have an obligation to bring any legal action if the violator was not a PPC/Adviser Access Person.

3.                                                                                      Service as a Director

A PPC/Adviser Access Person may not serve as a director of any company without the prior consent of the CCO Designee, or his or her designee.  The CCO Designee shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Fund and its investors.  Should any person receive such authorization, any investment by the Fund in the Securities of any such company while such person is serving as a director shall be previously approved by the CCO Designee.

ATTACHMENT 1

PPC/ADVISER ACCESS PERSON

SUPPLEMENTAL CODE OF ETHICS ACKNOWLEDGEMENT FORM

The undersigned, an employee of PPC Enterprises, LLC and deemed PPC/Adviser Access Person, hereby acknowledges that he/she has read, understands and agrees to comply with Appendix G, the PPC/Adviser Access Persons Supplemental Code of Ethics (the “Code of Ethics”), which is incorporated as part of the base Tokarz Group Advisers-MVC Capital, Inc. Joint Code of Ethics as Appendix G and was distributed with this acknowledgement.  The Code of Ethics represents proprietary and confidential property of the Fund and the Adviser and I agree not to reproduce, share, or otherwise distribute the Code of Ethics to any unauthorized party without the express written consent of the CCO.

I have read the Code of Ethics and agree to fully comply with it.

I hereby represent that all my personal securities transactions have been and will be effected in compliance with the Code of Ethics.

Name:

Signature:	Date:

CCO Review:	Date:

ATTACHMENT 2

PPC/ADVISER ACCESS PERSON

HOLDINGS REPORT FORM

Pursuant to the Code of Ethics, PPC/Adviser Access Persons (as defined in the base Tokarz Group Advisers LLC-MVC Capital, Inc. Joint Code of Ethics) must submit an initial holdings report and an updated annual holdings report that lists all brokerage or bank accounts at which any securities are held whether or not reportable in which he or she has a direct or indirect beneficial ownership.

Please complete the form below and return it to the CCO.  If this is an initial holdings report, it must be submitted no later than 10 days after the date on which the undersigned became a PPC/Adviser Access Person.  If this is an annual holdings report, it must be submitted no later than March 1 of each year.  The information provided in the report must be current as of a date no more than 45 days prior to the date the PPC/Adviser Access Person submits the report.

Please report all Securities in industries in which the Fund has an investment focus (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds).

NAME OF ISSUER:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

NUMBER OF SHARES OR PRINCIPAL AMOUNT:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

DATE OF THIS REPORT:*

BROKER-DEALER / BANK:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

ACCOUNT:

Please check the following box if the information requested is contained in the brokerage statement(s) attached to this form: ☐

(Please attach additional pages if you require more space.  Alternatively you may attach copies of brokerage statements.)

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

I certify that I have disclosed the names of any brokerage firms, mutual fund companies or banks where I have an account in which any securities in which the Fund has an investment focus are held as well as all reportable securities beneficially owned.

Signed:

Print Name:

Date of Report:

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ATTACHMENT 3

PPC/ADVISER ACCESS PERSON

QUARTERLY TRANSACTION STATEMENT FORM

Please report transactions in all Securities in which the Fund has an investment focus (including investments in privately-placed securities, which can include interests in operating companies, private equity funds, hedge funds and other private funds)

NAME OF PPC/ADVISER ACCESS PERSON:

NAME OF ISSUER:

TYPE OF SECURITY:

INTEREST RATE:

MATURITY DATE:

NUMBER OF SHARES OR PRINCIPAL AMOUNT:

NATURE OF THE TRANSACTION:

PRICE OF SECURITY AT TRANSACTION:

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DATE OF TRANSACTION(S):

DATE OF THIS REPORT:

BROKER-DEALER / BANK:

ACCOUNT:

The reporting of any transaction hereon shall not be construed as an admission that the reporting person has any direct beneficial ownership in such security.

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended           of reportable securities.

By:
Name:
Date:

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ACKNOWLEDGMENT

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with the Code of Ethics (including Appendix A, Joint Insider Trading Supplement and Appendix B, Gift and Business Entertainment Supplement) a copy of which was distributed with this letter.

By:
Name:
Date:

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